Exhibit 99.1

Conference Call

Tuesday, March 14, 2017

10:00 a.m. ET

Harmony Merger Corp. (NASDAQ: HRMN) Proposed Merger with NextDecade, LLC

Call Operator

Good morning, and welcome to today’s conference call hosted by Harmony Merger Corp. (NASDAQ: HRMN, HRMNU, HRMNW). The purpose of the call is to discuss Harmony’s proposed Merger with NextDecade, LLC, a liquefied natural gas (or “LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas.

Before we begin, we note that today’s call may be recorded. All participants have been placed on listen only mode. Our call today contains forward-looking statements concerning the proposed transaction between Harmony Merger Corp. and NextDecade. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results.  Most of these factors are outside the parties’ control and difficult to predict. These forward-looking statements include, without limitation, Harmony’s and NextDecade’s expectations with respect to future performance, anticipated financial impacts of the transaction, approval of the transaction by security holders, the satisfaction of the closing conditions to the transaction and the timing of the completion of the transaction. The forward-looking statements made on this call are only made as of this date, March 14, 2017.

You are advised to read, when available, Harmony’s filings with the Securities and Exchange Commission, including its proxy statement to be used in connection with the solicitation of proxies for the special meeting of stockholders to approve the transaction, because these documents will contain important information about the transaction and the participants’ interest in such transaction.  These documents can be obtained, without charge, at the SEC’s internet website (http://www.sec.gov).

Back to today’s call, joining are Eric Rosenfeld, chief executive officer of Harmony, David Sgro, chief operating officer of Harmony, Kathleen Eisbrenner, chief executive officer of NextDecade, Rene van Vliet, chief operating officer of NextDecade, and Next Decade board members Matthew Bonanno (York Capital Management), Brian Belke (Valinor Management), and Avi Kripalani (Halcyon Capital Management).

It is my pleasure to turn the call over to your host, Eric Rosenfeld, Chairman and Chief Executive Officer of Harmony Merger Corp. Please go ahead, sir.

Eric Rosenfeld, Harmony Merger Corp.

Hello, this is Eric Rosenfeld, the Chairman and Chief Executive Officer of Harmony Merger Corp., and also the CEO of Crescendo Partners. Harmony is the fifth Special Purpose Acquisition Company (“SPAC”) that our management team has led. Harmony completed its initial public offering (“IPO”) in March 2015 and has $117.5 million in Trust, which may be used in order to complete a merger or other type of business combination.

Yesterday, we filed our definitive proxy statement for our annual shareholder meeting which will be held on March 27, 2017 at the offices of Graubard Miller in New York, New York. Shareholders of record as of March 7, 2017 will be asked to vote on the extension of our corporate existence from March 27, 2017 to July 27, 2017, among other matters. Harmony’s board of directors believes that it is in the best interest of our stockholders to grant Harmony an extension of its corporate existence in order to give the company enough time to complete a successful business combination.

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Conference Call

Tuesday, March 14, 2017

10:00 a.m. ET

Yesterday, Harmony also announced that it had signed a non-binding Letter of Intent (“LOI”) with NextDecade, a premier developer of LNG liquefaction projects, at an initial equity valuation of $1.0 billion. The LOI provides for 30 days of mutual exclusivity in order to allow both sides to conduct confirmatory due diligence and draft definitive merger documentation. We are very excited about this possible transaction with NextDecade and believe that it has the potential to create significant value for our stockholders.

The transaction will be structured as an all-stock deal, with none of the current NextDecade investors taking any cash out of the combined business. The cash remaining in the Trust Fund will be used to operate the company through the regulatory approval and construction process. In addition to the upfront stock consideration, the current owners of NextDecade will have the opportunity to receive up to an additional $200 million of Harmony common stock if specified contingent targets are met. We believe that the all-stock nature of this transaction shows the faith that York Capital Management, Valinor Management, and Halcyon Capital Management (each a significant owner of NextDecade), and the management team, have in the prospects for this business and its future value.

Since its founding in 2010 by Kathleen Eisbrenner, NextDecade’s current CEO, NextDecade has executed on its plan to create a portfolio of cost advantaged LNG projects. In particular, NextDecade’s Rio Grande LNG project, with nameplate capacity of 27 mtpa, is well on its way to becoming one of the premier second wave LNG liquefaction projects in the United States. Given the engineering work done to date and Rio Grande LNG’s proximity to abundant supplies of low-cost natural gas, we believe the project is positioned to be among the lowest cost suppliers of LNG once production commences in 2022.

As we have stated before, Harmony has been looking for companies that have the potential for significant growth and the ability to generate returns on invested capital well in excess of their respective costs of capital. We believe that the business model that Kathleen and her management team have pursued provide NextDecade with the potential for both high growth and high returns on invested capital. In particular, NextDecade’s plan to finance the construction of its pipelines and LNG liquefaction facilities at the project level with residual cash flows to the equity holders of NextDecade requires limited additional capital at the corporate level to fund growth beyond Rio Grande LNG’s initial three trains. As such, NextDecade can scale its business very quickly once all regulatory approvals are met and will be able to do so without investing significant additional capital into the business.

In order to derive the purchase price, we valued NextDecade on both an absolute and relative basis, and we believe that the $1.0 billion purchase price reflects a significant discount to NextDecade’s intrinsic value. Our valuation work was done on the basis of three of the six planned trains in service.

In short, we believe that we have found a company with a tremendous business plan, top notch partners, and a visionary management team all at a significant discount from our view of its intrinsic value. I would now like to turn the call over to Kathleen Eisbrenner, who will give you more background on NextDecade and its business prospects.

Kathleen Eisbrenner, NextDecade

Thank you, Eric. We are pleased to be working with you and your colleagues at Harmony to advance this exciting transaction. As Eric pointed out in his remarks, NextDecade is a liquefied natural gas development company focused on LNG export projects and associated pipelines in the State of Texas. We are well-positioned among the second wave of U.S. LNG project sponsors, and believe we have key competitive advantages in several important areas, including engineering, commercial, regulatory, and gas supply.

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Conference Call

Tuesday, March 14, 2017

10:00 a.m. ET

NextDecade’s first proposed LNG export facility, in development since 2014, is the Rio Grande LNG project located on a 984-acre site in Brownsville, Texas. It is being developed to deliver natural gas from some of the lowest cost resource basins in the world – the Permian and Eagle Ford basins, right here in Texas – to our facility on the United States Gulf Coast, and then onward to markets around the globe.

NextDecade is currently progressing design, regulatory, engineering, and commercial activities for Rio Grande LNG, an export project with 27 million tons per annum of nameplate liquefaction capacity. We expect Rio Grande to offer one of the most competitive opportunities for our customers to buy LNG – as compared to other projects around the world, and including competitive projects in the U.S. We are using proven technology – Air Products C3MR liquefaction systems – and we are closely collaborating with our highly experienced engineering, procurement, and construction or (“EPC”) contractor, Chicago Bridge & Iron. CB&I is one of the most reputable and experienced EPC contractors in the LNG industry. The consistent feedback we receive from our potential customers is that proven liquefaction technology at a site with access to reliable, low-cost feedgas is their preferred choice for satisfying future LNG needs.

NextDecade commenced the regulatory process for Rio Grande LNG in the first quarter of 2015, and we filed our formal application with the Federal Energy Regulatory Commission in May 2016. We continue to attract significant interest from customers and commercial partners around the world, and have signed non-binding commitments for 30 mtpa of long-term off-take so far. We believe our draft environmental impact statement will be released as soon as the middle of this year, and we expect to take a positive final investment decision or (“FID”) on the first phase of our project in 2018.

This transaction with Harmony is a natural next step in NextDecade’s strategy of continuing to de-risk its projects, to attract world-class customers and access capital on competitive terms. It is a testament to the achievements of our management team, our principal shareholders York Capital Management, Valinor Management, and Halcyon Capital Management, and the tremendous track record the team have collectively achieved with some of the most prestigious projects across the LNG value chain.

Our proposed merger comes at a pivotal moment in the LNG cycle, and we believe it will enhance NextDecade’s ability to provide flexible solutions to customers and producers as the market begins to tighten in the coming years. We think our agreement with Harmony creates significant value for our current and future stakeholders and partners, particularly as LNG market dynamics shift and global demand grows over the coming years.

I’d now like to turn the call over to Matthew Bonanno, a Board member of NextDecade and a partner with York Capital Management. Matthew has been involved in NextDecade as a major shareholder since 2014. He will offer some brief remarks on behalf of our principal shareholders and fellow Board members. Matt?

Matthew Bonanno, York Capital Management

Thank you, Kathleen. York Capital Management was introduced to NextDecade in the late summer of 2014 through a senior LNG industry contact who spoke highly of its experienced management team and its export project located on the U.S. Gulf Coast in Brownsville, Texas. York Capital Management had analyzed a number of early-stage LNG ventures prior to NextDecade and ultimately passed on all of those, primarily due to project costs and inexperienced management teams.

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Conference Call

Tuesday, March 14, 2017

10:00 a.m. ET

After extensive due diligence, York Capital Management invested in a Series A round in order to help transition NextDecade from the use of floating liquefaction technology, a technology in which it had significant intellectual property and capital invested into from a previous project offshore Israel which was halted due to legislative changes, despite having secured commercial off-take, to a lower risk land-based LNG project suited to the U.S. market. The capital was used to finalize feasibility studies, secure the Rio Grande LNG site, a site that we at York believe to be one of the most compelling LNG export locations in North America, and to provide working capital to launch a larger funding.

As highlighted by Kathleen, York Capital Management worked closely with management to develop a value proposition centered on the deployment of proven technology known globally to the industry in close proximity to world class natural gas reserves in the Permian Basin and the Eagle Ford Shale, and existing pipeline infrastructure. That strategy attracted additional investors in a Series B round in the spring of 2015 and has been deployed to advance commercial contracts via non-binding heads of agreement (HOAs), file an application with the Federal Energy Regulatory Commission, secure a second potential project site in Texas, and conduct feasibility studies on gas supply pipelines.

We believe that the commercial and regulatory accomplishments of the Rio Grande LNG project to date have created significant shareholder value and we look forward to additional value creation in the future. We, and the other founding shareholders, Valinor Management and Halcyon Capital Management, remain committed to the company and the project and are very excited about this natural next step in the company’s evolution.  I would now like to turn the call back over to Eric Rosenfeld, Harmony’s chief executive officer, for closing remarks. Eric?

Eric Rosenfeld, Harmony Merger Corp.

Thank you, Matt. And thank you as well to the NextDecade team. We firmly believe we have a bright future together, and are pleased to be working toward bringing our stockholders this unique opportunity to participate in the U.S. LNG export market. This concludes today’s conference call. Thank you all very much.

Call Operator

Thank you for joining today’s conference call. Additional information about the proposed transaction is available on the SEC’s website. You may now disconnect.

Note: Please be advised that this transcription was done from an audio recording. As such, the quality of the transcript is impacted by the quality of the audio recording and may not be a perfect representation of the terminology and comments offered during the conference call. You are advised to read, when available, Harmony’s filings with the Securities and Exchange Commission, including its proxy statement to be used in connection with the solicitation of proxies for the special meeting of stockholders to approve the transaction, because these documents will contain important information about the transaction and the participants’ interest in such transaction. These documents can be obtained, without charge, at the SEC’s internet website (http://www.sec.gov).

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